Exhibit 99.1

PRESS RELEASE

First Community Bancorp

(NASDAQ: FCBP)

Contact:	Matthew P. Wagner Chief Executive Officer 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067	Victor R. Santoro Executive Vice President and Chief Financial Officer 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067
Phone: Fax:	310-728-1020 310-201-0498	310-728-1021 310-201-0498

FOR IMMEDIATE RELEASE                                                            JANUARY 22, 2008

FIRST COMMUNITY BANCORP ANNOUNCES EARNINGS FOR THE FOURTH QUARTER OF 2007

—Net Earnings for the Fourth Quarter of 2007 Total $17.1 Million —

— Diluted EPS for the Fourth Quarter of 2007 is $0.62—

— Organic Loan Growth was $128.6 Million for the Fourth Quarter of 2007 —

—Net Interest Margin is 6.11% for the Fourth Quarter of 2007 —

—Nonaccrual Loans Total $22.5 Million or 0.56% of Total Loans at Year End—

—Allowance for Credit Losses to Net Loans is 1.55% at Year End—

San Diego, California . . .. First Community Bancorp (Nasdaq: FCBP) today announced net earnings for the year ended December 31, 2007, were $90.3 million, or $3.15 per diluted share, compared to net earnings of $76.0 million, or $3.21 per diluted share, for fiscal 2006.  The increase in net earnings was due to acquisitions and organic growth.

Fourth quarter of 2007 net earnings were $17.1 million, or $0.62 per diluted share, compared to net earnings of $22.2 million, or $0.77 per diluted share, for the third quarter of 2007, and net earnings of $22.8 million, or $0.82 per diluted share, for the fourth quarter of 2006.  The decrease in net earnings compared to the third quarter of 2007 resulted primarily from lower net interest income, a provision for credit losses, and increased noninterest expenses.  The fourth quarter of 2007 credit loss provision, charges for FHLB prepayment penalties, charitable contribution, and reorganization costs reduced net earnings by $3.4 million, or $0.12 per share.  The decrease in net earnings compared to the fourth quarter of 2006 resulted mostly from lower net interest income and higher provision for credit losses.  The fourth quarter of 2006 included a loss on sale of securities and reorganization costs, which when combined reduced net earnings by $2.2 million, or $0.08 per share.

The comparability of financial information is affected by our acquisitions.  Operating results include the operations of acquired entities from the dates of acquisition.  We acquired BFI Business Finance, or BFI, in June 2007, which added $122.6 million in assets, Community Bancorp in October 2006, which added $1.0 billion in assets, Foothill Independent Bancorp in May 2006, which added $892.0 million in assets, and Cedars Bank in January 2006, which added $489.3 million in assets.

HIGHLIGHTS FOR THE FOURTH QUARTER OF 2007 AND FISCAL 2007

	Fourth Quarter 2007	Fiscal 2007
Organic loan growth, excluding loan sales	$128.6 million	$2.0 million
Average loan yield	8.29%	8.51%
Average cost of deposits	1.67%	1.62%
Net interest margin	6.11%	6.34%
Average noninterest bearing deposits to average total deposits	39%	41%
Nonaccrual loans to total loans at period end	0.56%	0.56%
Nonperforming assets to total loans and OREO at period end	0.63%	0.63%

Matt Wagner, Chief Executive Officer, stated, “During the fourth quarter, we generated solid loan growth and took measures to further control our credit risk and reduce our exposure to problem loans.  Our organic loan growth was almost $129 million due mostly to increased commercial real estate lending.  We concentrated on keeping nonaccrual loans at a minimum and lowered our exposure in construction lending to less than 18% of our portfolio at year end.  At year end, nonperforming assets represent 0.63% of total loans and foreclosed real estate.

“First Community’s fundamentals and core franchise are strong and we remain committed to making quality loans, focusing on expense control and creating value for our shareholders.  Our conservative lending criteria and risk management practices – including an aggressive and proactive approach to problem loans – has resulted in a reduction during the fourth quarter in our exposure to weaker economic areas and higher risk products.”

Mr. Wagner continued, “Our fourth quarter initiatives and conservative culture help to position First Community to take advantage of the current environment.  While weakness in the real estate sector and a soft economy reduce overall loan demand, lack of conduit competition and lower market interest rates create lending opportunities and reduce overall deposit and borrowing costs.  We believe our solid capital base, healthy net interest margin and liquidity sources give us ample flexibility to pursue various growth alternatives.  While we remain cautious in the current environment, we intend to enhance our position as one of the premier banking franchises in Southern California.”

Vic Santoro, Executive Vice President and Chief Financial Officer, commented “In addition to credit risk management, we continued to focus this quarter on expense control and countering margin pressure.  When the prepayment penalties, charitable contribution and reorganization charges are excluded, our fourth quarter noninterest expenses were below those of the third quarter.  Our net interest margin remains high at 6.11%.  Given our asset sensitivity and our low-cost funding base, reductions in market interest rates tend to place downward pressure on our net interest margin.  The actions we took on new deposit product introductions, liability pricings and borrowings, along with the BFI acquisition, will continue to positively impact our net interest margin.”

Mr. Santoro added, “We continue to pursue growth through core banking relationships and careful management of credit risk and expenses.  While our disciplined approach may temper the speed of our growth, we believe it is the best course for our employees, customers, and shareholders, and has resulted in a distinct and attractive franchise.”

YEAR TO DATE RESULTS

In thousands, except per share data and	Year Ended December 31,
percentages	2007	2006	% Change

Net Earnings	$90,326	$75,998 *	18.9%
Diluted Share Count	28,676.0	23,680.3	21.1%
Diluted Earnings Per Share	$3.15	$3.21 *	(1.9)%
Return on Average Assets (ROA)	1.73%	1.72%	0.6%
Return on Average Equity (ROE)	7.66%	9.13%	(16.1)%
Net Interest Margin	6.34%	6.67%	(4.9)%
Efficiency Ratio	47.7%	47.0%	1.5%

* Includes $142,000 of additional net earnings, or less than $0.01 per diluted share, related to an accounting change.

The increase in net earnings was due mostly to the combined effects of higher net interest income due to loan growth, lower credit loss provisions, and higher net gain on sale of loans and securities, offset by increased overhead expenses.

FOURTH QUARTER RESULTS

In thousands, except per share data and percentages	Fourth Quarter 2007	Third Quarter 2007	% Change	Fourth Quarter 2006	% Change

Net Earnings	$17,059	$22,196	(23.1)%	$22,769	(25.1)%
Diluted Share Count	27,703.0	28,988.0	(4.4)%	27,801.6	(0.4)%
Diluted Earnings Per Share	$0.62	$0.77	(19.5)%	$0.82	(24.4)%
Return on Average Assets (ROA)	1.32%	1.72%	(23.3)%	1.72%	(23.3)%
Return on Average Equity (ROE)	5.86%	7.31%	(19.8)%	8.32%	(29.6)%
Net Interest Margin	6.11%	6.44%	(5.1)%	6.52%	(6.3)%
Efficiency Ratio	53.2%	48.0%	10.8%	49.5%	7.5%

The $5.1 million decrease in net earnings for the fourth quarter of 2007 compared to the third quarter of 2007 is due to lower net interest income ($1.9 million after tax), the provision for credit losses ($1.7 million after tax), prepayment penalties on certain FHLB advances ($814,000 after tax), a charitable contribution to the San Diego Foundation

($580,000 after tax), and reorganization charges ($226,000 after tax).  The prepayment penalty, donation and reorganization charges increased our efficiency ratio by 409 basis points in the fourth quarter of 2007.

The decrease in net earnings for the fourth quarter of 2007 compared to the fourth quarter of 2006 was due to lower net interest income from lower average loan balances and a decline in loan yields.  Loan balances declined for the fourth quarter of 2007 compared to the same quarter in 2006 due mostly to 2007 loan sale activity.  The loss on sale of securities and reorganization charges in the fourth quarter of 2006 increased the efficiency ratio by 336 basis points.

BALANCE SHEET CHANGES

Fourth quarter of 2007 total loan growth, excluding the effect of loans sold, was $128.6 million, centered mostly in commercial real estate mortgage loans.  The total construction loan portfolio totaled $717.4 million, or 17.8% of total loans, at the end of December 2007 compared to $795.3 million, or 20.3% of total loans, at the end of September 2007.

Deposits decreased $197.2 million to $3.2 billion at December 31, 2007, from September 30, 2007. Demand deposits totaled $1.2 billion at December 31, 2007, and represented 37% of total deposits at that date.  During 2007 we introduced our sweep product which enabled us to return customer deposits to the Bank.   These balances totaled $163.4 million at year end and increased $61.4 million during the fourth quarter.  We also introduced certain checking account products during 2007 and new monies in these products totaled $70.9 million through December 31, 2007, including $15.2 million of growth during the fourth quarter.

NET INTEREST INCOME

Net interest income increased $23.2 million, or 9.6%, to $265.1 million for the year ended December 31, 2007 compared to fiscal 2006. This increase was mainly a result of increased interest income generated from loan growth, both acquired and organic, and offset partially by higher interest expense.  Interest expense increased due to a combination of increases in average deposits and borrowings and the cost of our interest-bearing deposits.

Net interest income totaled $62.9 million for the fourth quarter of 2007 compared to $66.3 million for the third quarter of 2007 and $70.2 million for the fourth quarter of 2006.  The $3.4 million decrease in net interest income compared to the third quarter of 2007 was due mainly to lower loan yields from reductions in our base lending rate and lower average construction loan balances.   In mid-December 2007, we refinanced $200 million in FHLB advances costing 4.86%, paid a $1.4 million prepayment penalty, and replaced these borrowings with putable FHLB advances having a fixed rate of 3.16% for the first year.  The interest expense savings for the next twelve months is $3.4 million.  In January 2008, we replaced $150.0 million of overnight borrowings having an average cost of 4.40% with three putable FHLB advances having a weighted-average cost of 2.86%.  The savings from these transactions along with the refinancing accomplished in December are expected to have a positive 14 basis point effect on our net interest margin based on year-end 2007 interest-earning assets and interest-bearing liabilities.

The $7.3 million decrease in net interest income for the fourth quarter of 2007 compared to the fourth quarter of 2006 was mainly a result of lower loan interest income of $6.3 million due to lower loan yields and average loan balances.  Average loan yields declined 32 basis points as general market interest rates fell during the latter half of 2007.  The decrease in average loan balances resulted from higher loan sales volume, including the sale in the first quarter of 2007 of a 95% participation interest of $353 million in a portfolio of commercial real estate mortgage loans. Interest expense increased $742,000 for the fourth quarter of 2007 compared to the same period of 2006 due mostly to an increase in the volume and cost of our money market accounts.

NET INTEREST MARGIN

Our net interest margin for the year ended December 31, 2007 was 6.34%, a decrease of 33 basis points when compared to fiscal 2006.  This decrease is due mostly to the combined effects of lower average loan yields and higher average funding costs.  Our loan yield declines in the latter half of 2007 were positively offset, to some extent, by the addition of the loans acquired with BFI in late June 2007.  The average higher funding costs were due to competitive pressures, increased reliance on FHLB advances to fund loan growth and deposit flows, and the effect of acquired deposit structures which tended to have a higher concentration of more costly time deposits.  Due to competition, we increased our pay rate on money market accounts, our largest source of interest-bearing funding.

Our net interest margin for the fourth quarter of 2007 was 6.11%, a decrease of 33 basis points when compared to the third quarter of 2007 and a decrease of 41 basis points when compared to the fourth quarter of 2006. Our net interest margin is driven by the combination of our asset yield, the high proportion of demand deposit balances to total deposits and our disciplined deposit pricing strategy.  Demand deposit balances averaged 39% of average deposits during the fourth quarter of 2007, 40% of average deposits during the third quarter of 2007, and 43% of average deposits during the fourth quarter of 2006.

The decrease in the net interest margin in the fourth quarter of 2007 compared to the prior quarter is due mostly to the decline in loan yields.  The yield on average loans was 8.29% and 8.63% for the fourth and third quarters of 2007.  The yield on average earning assets was 8.19% and 8.50% for the fourth and third quarters of 2007.  The decrease in loan yield and overall earning asset yield is attributed to a general decline in market interest rates.  Approximately 37% of our loan portfolio is eligible to reprice immediately as our base lending rate declines.  The cost of interest-bearing liabilities decreased 12 basis points to 3.28% for the fourth quarter of 2007 compared to the previous quarter due to declines in the cost of both deposits and borrowings.  The average cost of interest-bearing deposits decreased 13 basis points to 2.74% for the fourth quarter of 2007 compared to the previous quarter and is attributed to an 18 basis point decrease in the cost of our money market accounts.  In addition, the cost of borrowings decreased 38 basis points, which is attributed to the decline in market interest rates and our decision to refinance a portion of our FHLB advances.  The refinancing in December and the borrowing activity in January are expected to have a positive 14 basis point impact on our net interest margin based on year-end 2007 interest-earning assets and interest-bearing liabilities.

The decrease in the net interest margin in the fourth quarter of 2007 compared to the same quarter of 2006 is due to lower earning asset yields and an increase in the cost of funds.  The average loan yield declined 32 basis points as market interest rates trended lower starting in the third quarter of 2007.  Our deposit costs increased 34 basis points due to lower average DDA balances and an increase in our pay rates for deposit products due to competition.

NONINTEREST INCOME

Noninterest income for the year ended December 31, 2007 totaled $32.9 million compared to $16.5 million earned in fiscal 2006.  The year over year increase in noninterest income results largely from (i) higher net gains on sale of loans and securities, (ii) an increase of $1.4 million related to discounts on the payoff of acquired loans, (iii) higher fee volume due to business growth, and (iv) net gain on sale and leaseback of two office facilities.

Noninterest income for the fourth quarter of 2007 totaled $5.4 million compared to $5.7 million for the third quarter of 2007 and $3.9 million for the fourth quarter of 2006.  Noninterest income is lower in the fourth quarter of 2007 compared to the prior quarter due mostly to loss on sale of SBA loans and a decline in other income.  The net loss on sale of loans was $543,000 for the fourth quarter of 2007 and $323,000 for the third quarter of 2007.  Other noninterest income for the third quarter included a net gain of $396,000 on the sale and leaseback of two office facilities; there was no such item in the fourth quarter of 2007.

The $1.5 million increase in noninterest income compared to the fourth quarter of 2006 is due mostly to (i) no loss on sale of securities in 2007 compared to $2.3 million recognized in 2006, (ii) a $543,000 loss on sale of loans in 2007 compared to zero in 2006, and (iii) a $465,000 decrease in other income.  Other income includes the recognition of discounts related to the payoffs of acquired loans; such amounts were $187,000 for the fourth quarter of 2007 and $642,000 for the fourth quarter of 2006.

NONINTEREST EXPENSE ITEMS

Noninterest expense for the year ended December 31, 2007 totaled $142.3 million compared to $121.5 million for fiscal 2006.  The increase in most noninterest expense categories is due to a combination of acquisitions and business growth.  The increase in compensation resulted from additional staff added through acquisitions, pay rate increases, and increased benefits costs, partially offset by staff reductions in the second quarter of 2007. Business development costs increased for promotional costs associated with the introduction of the high performance business checking product in March 2007 and the $1.0 million charitable contribution to a local foundation for those affected by the Southern California wildfires.  Other expense includes the $1.4 million in penalties for prepaying certain FHLB advances.

Noninterest expense for the fourth quarter of 2007 totaled $36.3 million compared to $34.5 million for the third quarter of 2007 and $36.7 million for the fourth quarter of 2006.  The increase compared to the third quarter of 2007 was due mostly to the $1 million charitable contribution, the $1.4 million of FHLB prepayment penalties and increased reorganization charges; there were no such items in the third quarter of 2007.  The reorganization charges of $390,000 for the fourth quarter of 2007 represented the final system conversion costs associated with the restructuring of Pacific Western Bank in September 2006.  These increases were offset, in part, by lower compensation costs quarter over quarter.

The $368,000 decrease in noninterest expense for the fourth quarter of 2007 compared to the same quarter of 2006 is due mostly to the combined effect of a $3.0 million decline in compensation costs and a $1.0 million decline in reorganization charges offset by the current quarter’s charitable contribution and FHLB prepayment penalties.

Noninterest expense includes amortization of performance-based and time-based restricted stock which is included in compensation, and intangible asset amortization.  Restricted stock amortization totaled $1.2 million for the fourth quarter of 2007 compared to $2.2 million for the third quarter of 2007 and $2.0 million for the fourth quarter of 2006. The decline in the restricted stock amortization is due to the suspension of amortization of certain performance-based restricted stock awards whose vesting is dependent on the attainment of specific long-term financial targets.  During the fourth quarter we concluded that attainment of these financial targets within the remaining 6 to 9 year vesting horizon is less than probable.  If and when the attainment of such financial targets is deemed probable in future periods, a catch-up adjustment will be recorded and amortization of such performance-based restricted stock will continue.  Amortization expense for all time-based and performance-based restricted stock awards totaled $8.0 million for 2007 and is estimated to be $4.4 million for 2008.  Intangible asset amortization totaled $2.6 million for the fourth and third quarters of 2007 and $2.2 million for the fourth quarter of 2006.  Intangible asset amortization totaled $9.7 million for 2007 and is estimated to be $9.1 million for 2008.  The 2008 estimates of both restricted stock award expense and intangible asset amortization are subject to change.

TAXES

The effective tax rate for both the fourth quarter of 2007 was 41.1% compared to 40.7% for the third quarter of 2007 and 39.1% for the fourth quarter of 2006.  The effective tax rates are lower than the statutory rates due to tax credits on certain investments and other tax-exempt income.

CREDIT QUALITY

During the fourth quarter of 2007, we focused intently on reducing risk concentrations and minimizing nonperforming loans.  Our construction loan portfolio totaled $717.4 million at December 31, 2007 and represented 17.8% of loans net of unearned income, down from $795.3 million and 20.3% at September 30, 2007.

Our nonaccrual loans decreased $576,000 to $22.4 million at December 31, 2007 from $23.0 million at September 30, 2007.  Our ratio of nonaccrual loans to total loans, including loans held for sale, decreased to 0.56% at December 31, 2007 from 0.59% at September 30, 2007.  The year-end nonaccrual loans include 25 SBA loans totaling $10.4 million, 2 residential construction loans for $3.5 million, a multifamily residential loan for $3.1 million, and 2 residential land loans for $2.9 million.  Other real estate owned due to foreclosure was $2.7 million and represents 4 properties at year end.  Of this amount $1.3 million is residential construction, $869,000 is commercial real estate, and $600,000 is residential real estate.  The ratio of nonperforming assets to loans and real estate owned was 0.63% at December 31, 2007 compared to 0.59% at September 30, 2007.

We made a provision for credit losses of $3.0 million during the fourth quarter of 2007 in recognition of fourth quarter organic loan growth, net chargeoffs and our analysis of the inherent risks in our portfolio and the effects current market conditions may have on our borrowers.  At December 31, 2007 and September 30, 2007, the ratio of our allowance for credit losses to loans, net of unearned income, was 1.55%.  The allowance for credit losses totaled $61.0 million at December 31, 2007 and $58.8 million at September 30, 2007.  The increase in the allowance for credit losses in the fourth quarter was due to the $3.0 million provision offset by $811,000 in net loan chargeoffs.

No part of the allowance for credit losses is allocated to loans held for sale as they are carried at the lower of aggregate cost or fair value and are shown separately on our balance sheet.  The allowance for credit losses applies only to loans held for investment purposes and loan commitments.

REGULATORY CAPITAL MEASURES ARE ABOVE THE WELL-CAPITALIZED MINIMUMS

First Community and its wholly-owned banking subsidiary, Pacific Western Bank, each remained well capitalized at December 31, 2007.

SHARE REPURCHASE PROGRAM

On August 2, 2007, we announced a share repurchase program to repurchase up to $150 million of Company common stock over a twelve-month period, unless shortened or extended by the Board of Directors.  The Company repurchased 1,206,100 shares of common stock during the fourth quarter of 2007 at a weighted average price of $44.99 per share.  For fiscal year 2007, the Company repurchased 2,491,538 shares of common stock at a weighted-average price of $49.48per share under the current and former authorized share repurchase programs.   The approximate dollar value of shares that may yet be purchased under the current authorized program is $36.2 million.  The stock repurchase program may be limited or terminated at any time without prior notice.

ABOUT FIRST COMMUNITY BANCORP

First Community Bancorp is a bank holding company with $5.2 billion in assets as of December 31, 2007, with one wholly-owned banking subsidiary, Pacific Western Bank. Through 60 full-service community banking branches, Pacific Western provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western’s branches are located in Los Angeles, Orange, Riverside, San Diego and San Bernardino Counties.  Through its subsidiary BFI Business Finance and its divisions First Community Financial and Pacific Western SBA Lending, Pacific Western also provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Additional information regarding First Community Bancorp is available on the Internet at www.firstcommunitybancorp.com. Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about First Community that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: planned acquisitions and related cost savings cannot be realized or realized within the expected time frame; lower than expected revenues; credit quality deterioration which could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the Company’s ability to complete announced acquisitions, to successfully integrate acquired entities, or to achieve expected synergies and operating efficiencies within expected time-frames or at all; the integration of acquired businesses costs more, takes longer or is less successful than expected; the possibility that personnel changes will not proceed as planned; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; asset/liability repricing risks and liquidity risks; pending legal matters may take longer or cost more to resolve or may be resolved adversely to the Company; general economic conditions, either nationally or in the market areas in which the Company does or anticipates doing business, are less favorable than expected; environmental conditions, including natural disasters, may disrupt our business, impede our operations, negatively impact the values of collateral securing the Company’s loans or impair the ability of our borrowers to support their debt obligations; the economic and regulatory effects of the continuing war on terrorism and other events of war, including the war in Iraq; legislative or regulatory requirements or changes adversely affecting the Company’s business; changes in the securities markets; regulatory approvals for any acquisitions cannot be obtained on the terms expected or on the anticipated schedule; and, other risks that are described in First Community’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First Community’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. First Community assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read First Community Bancorp’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by First Community with the SEC.  The documents filed by First Community with the SEC may be obtained at First Community Bancorp’s website at www.firstcommunitybancorp.com or at the SEC’s website at www.sec.gov.  These documents may also be obtained free of charge from First Community by directing a request to: First Community Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2007	2006
	(In thousands, except share data)
Assets:
Cash and due from banks	$99,363	$128,910
Federal funds sold	2,000	22,000
Total cash and cash equivalents	101,363	150,910

Interest-bearing deposits in financial institutions	420	501

Federal Reserve Bank and Federal Home Loan
Bank stock, at cost	26,649	28,747
Securities available-for-sale	106,888	91,381
Total securities	133,537	120,128

Loans held for sale	63,565	173,319

Loans, net of unearned income	3,949,218	4,189,543
Allowance for loan losses	(52,557)	(52,908)
Net loans	3,896,661	4,136,635

Premises and equipment	26,327	37,102
Other Real Estate owned	2,736	—
Intangible assets	805,775	788,510
Cash surrender value of life insurance	67,846	67,512
Other assets	80,810	78,706
Total assets	$5,179,040	$5,553,323

Liabilities and Shareholders’ Equity:
Liabilities:
Noninterest-bearing deposits	$1,211,946	$1,571,361
Interest-bearing deposits	2,033,200	2,114,372
Total deposits	3,245,146	3,685,733

Accrued interest payable and other liabilities	45,054	51,043
Borrowings	612,000	499,000
Subordinated debentures	138,488	149,219
Total liabilities	4,040,688	4,384,995

Shareholders’ Equity:
Common stock	936,608	1,020,132
Retained earnings	201,220	148,367
Accumulated other comprehensive income:
Unrealized gain (loss) on securities available-for-sale, net	524	(171)
Total shareholders’ equity	1,138,352	1,168,328
Total liabilities and shareholders’ equity	$5,179,040	$5,553,323

Shares outstanding (includes 861,269 shares and 750,014 shares at December 31, 2007 and December 31, 2006, underlying unvested stock awards)	28,002,382	29,635,957

Book value per share	$40.65	$39.42

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Quarters Ended			Year Ended December 31,
	12/31/07	9/30/07	12/31/06	2007	2006
	(In thousands, except per share data)
Interest income:
Interest and fees on loans	$82,742	$85,649	$89,064	$343,617	$292,069
Interest on federal funds sold	251	605	105	1,979	297
Interest on time deposits in other financial institutions	4	5	7	21	31
Interest on investment securities	1,358	1,268	1,716	5,364	9,200
Total interest income	84,355	87,527	90,892	350,981	301,597

Interest expense:
Interest expense on deposits	14,391	14,924	11,837	56,471	33,219
Interest expense on borrowings	4,306	3,562	5,649	18,034	15,168
Interest expense on subordinated debentures	2,715	2,758	3,184	11,361	11,253
Total interest expense	21,412	21,244	20,670	85,866	59,640
Net interest income before provision for credit losses	62,943	66,283	70,222	265,115	241,957
Provision for credit losses	3,000	—	—	3,000	9,600
Net interest income after provision for credit losses	59,943	66,283	70,222	262,115	232,357

Noninterest income:
Service charges on deposit accounts	3,029	2,877	2,878	11,573	8,835
Other commissions and fees	1,817	1,903	1,847	7,019	6,420
Gain (loss) on sale of loans	(543)	(323)	—	8,438	—
Loss on sale of securities, net	—	—	(2,332)	—	(2,332)
Increase in cash surrender value of life insurance	649	597	637	2,489	2,205
Other income	400	628	865	3,395	1,338
Total noninterest income	5,352	5,682	3,895	32,914	16,466

Noninterest expense:
Compensation	16,669	17,582	19,702	71,440	65,505
Occupancy	4,871	4,799	4,437	19,156	15,296
Furniture and equipment	1,183	1,258	1,219	4,929	4,034
Data processing	1,475	1,507	1,490	6,007	6,317
Other professional services	1,495	1,574	1,407	6,301	5,072
Business development	1,709	780	564	4,045	1,591
Communications	779	825	889	3,277	3,103
Insurance and assessments	464	468	441	1,723	2,121
Intangible asset amortization	2,621	2,574	2,171	9,674	6,688
Reorganization charges	390	—	1,415	1,731	1,822
Other	4,689	3,157	2,978	13,976	9,906
Total noninterest expense	36,345	34,524	36,713	142,259	121,455
Earnings before income taxes and effect of accounting change	28,950	37,441	37,404	152,770	127,368
Income taxes	11,891	15,245	14,635	62,444	51,512
Net earnings before cumulative effect of accounting change	17,059	22,196	22,769	90,326	75,856
Cumulative effect on prior years (to December 31, 2005) of changing the method of accounting for stock-based compensation forfeitures	—	—	—	—	142
Net earnings	$17,059	$22,196	$22,769	$90,326	$75,998

Per share information
Number of shares (weighted average):
Basic	27,645.0	28,899.3	27,666.6	28,571.9	23,476.4
Diluted	27,703.0	28,988.0	27,801.6	28,676.0	23,680.3
Basic earnings per share:
Net earnings before accounting change	$0.62	$0.77	$0.82	$3.16	$3.23
Accounting change (1)	—	—	—	—	—
Basic earnings per share	$0.62	$0.77	$0.82	$3.16	$3.23
Diluted earnings per share:
Net earnings before accounting change	$0.62	$0.77	$0.82	$3.15	$3.21
Accounting change (1)	—	—	—	—	—
Diluted earnings per share	$0.62	$0.77	$0.82	$3.15	$3.21

(1) Less than $0.01 per diluted share for the year ended December 31, 2006.

UNAUDITED AVERAGE BALANCE SHEETS

	Quarters Ended			Year Ended
	12/31/07	9/30/07	12/31/06	12/31/07	12/31/06
	(Dollars in thousands)
Average Assets:
Loans, net of unearned income	$3,960,621	$3,938,511	$4,105,125	$4,038,990	$3,394,123
Investment securities	105,995	96,672	158,763	104,945	228,031
Federal funds sold	21,437	47,931	7,930	38,924	6,491
Interest-bearing deposits in financial institutions	425	436	645	461	826
Average earning assets	4,088,478	4,083,550	4,272,463	4,183,320	3,629,471
Other assets	1,037,646	1,042,212	980,622	1,043,495	778,323
Average total assets	$5,126,124	$5,125,762	$5,253,085	$5,226,815	$4,407,794

Average Liabilities and Shareholders’ Equity:
Average liabilities:
Noninterest-bearing deposits	$1,332,259	$1,383,407	$1,529,817	$1,426,904	$1,387,919

Interest checking	363,756	355,303	283,196	328,207	246,569
Money market accounts	1,182,456	1,136,201	1,024,217	1,117,972	890,400
Savings	113,398	120,484	145,937	125,549	132,130
Time deposits	423,668	451,900	549,555	488,158	436,669
Interest-bearing deposits	2,083,278	2,063,888	2,002,905	2,059,886	1,705,768
Average deposits	3,415,537	3,447,295	3,532,722	3,486,790	3,093,687
Subordinated debentures	138,553	138,650	150,544	143,648	132,389
Borrowings	366,196	279,782	430,742	361,709	303,251
Other liabilities	50,339	55,386	53,499	55,801	46,444
Average liabilities	3,970,625	3,921,113	4,167,507	4,047,948	3,575,771
Average equity	1,155,499	1,204,649	1,085,578	1,178,867	832,023
Average liabilities and shareholders’ equity	$5,126,124	$5,125,762	$5,253,085	$5,226,815	$4,407,794

Yield Analysis:
Average earning assets	$4,088,478	$4,083,550	$4,272,463	$4,183,320	$3,629,471
Yield	8.19%	8.50%	8.44%	8.39%	8.31%
Average interest-bearing deposits	$2,083,278	$2,063,888	$2,002,905	$2,059,886	$1,705,768
Cost	2.74%	2.87%	2.34%	2.74%	1.95%
Average deposits	$3,415,537	$3,447,295	$3,532,722	$3,486,790	$3,093,687
Cost	1.67%	1.72%	1.33%	1.62%	1.07%
Average interest-bearing liabilities	$2,588,027	$2,482,320	$2,584,191	$2,565,243	$2,141,408
Cost	3.28%	3.40%	3.17%	3.35%	2.79%
Average subordinated debentures	138,553	138,650	150,544	143,648	$132,389
Cost	7.77%	7.89%	8.39%	7.91%	8.50%
Average borrowings	366,196	279,782	430,742	361,709	$303,251
Cost	4.67%	5.05%	5.20%	4.99%	5.00%
Average interest sensitive liabilities	$3,920,286	$3,865,727	$4,114,008	$3,992,147	$3,529,327
Cost	2.17%	2.18%	1.99%	2.15%	1.69%

Interest spread	4.89%	5.10%	5.27%	5.04%	5.52%
Net interest margin	6.11%	6.44%	6.52%	6.34%	6.67%

DEPOSITS (unaudited)

	As of the Dates Indicated
	12/31/07	9/30/07	12/31/06
	(Dollars in thousands)
Transaction accounts:
Demand deposits	$1,211,946	$1,317,277	$1,571,361
Interest checking	366,191	363,394	295,364
Total transaction accounts	1,578,137	1,680,671	1,866,725
Non-transaction accounts:
Money market	1,135,307	1,206,977	1,090,648
Savings	108,223	116,293	140,820
Time deposits under $100,000	138,750	153,685	235,176
Time deposits over $100,000	284,729	284,699	352,364
Total non-transaction accounts	1,667,009	1,761,654	1,819,008
Total deposits	$3,245,146	$3,442,325	$3,685,733

LOAN CONCENTRATION (unaudited)

	As of the Dates Indicated
	12/31/07	9/30/07	6/30/07	3/31/07	12/31/06
	(Dollars in thousands)
Loan Category:
Domestic:
Commercial *	$858,708	$864,114	$882,426	$792,877	$836,665
Real estate–construction	717,419	795,272	839,564	918,086	939,463
Commercial real estate–mortgage *	2,335,099	2,144,323	2,124,225	2,124,768	2,463,481
Consumer	49,943	48,550	46,355	46,755	45,984
Foreign:
Commercial	59,916	57,538	69,236	75,548	83,359
Other	1,206	5,879	5,848	6,342	6,778
Total gross loans, including loans held for sale	$4,022,291	$3,915,676	$3,967,654	$3,964,376	$4,375,730

* Categories include loans held for sale.

COMPONENTS OF ALLOWANCE FOR CREDIT LOSSES, NONPERFORMING ASSETS AND CREDIT QUALITY MEASURES (Unaudited)

	As of the Dates Indicated
	12/31/07	9/30/07	12/31/06
	(Dollars in thousands)
ALLOWANCE FOR CREDIT LOSSES:
Allowance for loan losses	$52,557	$50,568	$52,908
Reserve for unfunded loan commitments	8,471	8,271	8,271
Allowance for credit losses	$61,028	$58,839	$61,179

NONPERFORMING ASSETS:
Nonaccrual loans	$22,473	$23,049	$22,095
Other real estate owned	2,736	315	—
Total nonperforming assets	$25,209	$23,364	$22,095

Allowance for loan losses to loans, net of unearned income	1.33%	1.33%	1.26%
Allowance for credit losses to loans, net of unearned income	1.55%	1.55%	1.46%
Allowance for loan losses to nonaccrual loans	233.9%	219.4%	239.5%
Allowance for credit losses to nonaccrual loans	271.6%	255.3%	276.9%
Allowance for loan losses to nonperforming assets	208.5%	216.4%	239.5%
Allowance for credit losses to nonperforming assets	242.1%	251.8%	276.9%
Nonperforming assets to total loans, including loans held for sale, and other real estate owned	0.63%	0.60%	0.51%
Nonaccrual loans to total loans, including loans held for sale	0.56%	0.59%	0.51%

ALLOWANCE FOR CREDIT LOSSES ROLLFORWARD AND NET CHARGE-OFF MEASUREMENT (unaudited)

	As of or for the:
	Quarter Ended	Year Ended
	12/31/07	12/31/07	12/31/06
		(Dollars in thousands)
Balance at beginning of period	$58,839	$61,179	$32,971
Loans charged-off:
Commercial	(1,278)	(2,091)	(1,083)
Real estate – construction	—	(660)	(144)
Real estate – mortgage	(303)	(454)	—
Consumer	(102)	(166)	(189)
Foreign	—	(1,414)	(1,691)
Total loans charged-off	(1,683)	(4,785)	(3,107)

Recoveries on loans charged-off:
Commercial	736	1,591	1,361
Real estate – mortgage	78	163	—
Consumer	58	122	171
Foreign	—	73	187
Total recoveries on loans charged-off	872	1,949	1,719
Net (charge-offs) recoveries	(811)	(2,836)	(1,388)
Provision for credit losses	3,000	3,000	9,600
Reduction for loans sold	—	(2,461)	—
Additions due to acquisitions	—	2,146	19,996
Balance at end of period	$61,028	$61,028	$61,179

Annualized net (charge-offs) recoveries to average loans	(0.08)%	(0.07)%	(0.04)%